Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – March 10, 2026 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the fourth quarter and full year ended December 31, 2025 as follows:

Fourth Quarter:

●	Sales of $48.5 million compared to $43.9 million for the 2024 fourth quarter
●	Gross profit of $12.1 million, or 24.9% of revenue, compared to $10.6 million, or 24.2% of revenue, for the 2024 fourth quarter
●

Operating (loss) income of ($10.6) million, which includes a ($12.2) million intangible asset impairment charge and ($1.2) million of one-time costs, compared to $1.5 million for the 2024 fourth quarter

●	GAAP EPS of ($0.45), which includes ($0.57) for the intangible asset impairment charge net of the related tax benefits, compared to $0.01 for the 2024 fourth quarter
●	Adjusted EBITDA of $5.7 million compared to $3.9 million for the 2024 fourth quarter
●	Backlog of $110.2 million exiting 2025 compared to $90.3 million exiting the third quarter

“During the fourth quarter we took a number of decisive actions to remove structural and manufacturing inefficiencies from our global operations. For example, we commenced the realignment of our four thionyl chloride/oil & gas operations into one business within our Battery & Energy Products segment focused on industrial, specialty and telemetry solutions in order to optimize synergies, deepen customer engagement and expand value propositions. We also designed a master brand strategy uniting all acquired sub-brands under the Ultralife brand and aligning sales of the total Ultralife portfolio, and we completed steps to strengthen the operational leadership at our two largest manufacturing facilities. While we were intensely focused on addressing operational improvements during the quarter, strong order flow increased backlog to $110 million at the end of 2025, representing a 22% increase over the third quarter,” said Mike Manna, President and Chief Executive Officer.

“As a result, we have entered 2026 from a position of strength, better prepared to efficiently ramp new products into high volume production; execute and continue to replenish our strong backlog; and capitalize on increasing demand for our products and numerous opportunities for large, multi-year programs. In addition, we have greater confidence in our ability to deliver sustainable profitable growth and incremental cash flow in 2026 enabling us to reduce debt, support strategic capital expenditures, continue our investment in new product development and maximize the value of our global brand,” concluded Mr. Manna.

Asset Impairment Charge

In the fourth quarter of 2025 Ultralife decided to undergo a comprehensive rebranding initiative that consolidated all sub-brands under a singular, unified master brand – Ultralife. To this end, the Accutronics, Southwest Electronic Energy, Excell Battery, McDowell Research and AMTI brands will no longer be used. The Electrochem brand will remain in use, but as a product brand on select primary cells. As a result of the rebranding initiative, Ultralife recorded a $12.2 million non-cash charge to reduce the value of the Company’s tradename and trademark intangible assets.

Fourth Quarter 2025 Financial Results

Revenue was $48.5 million compared to revenue of $43.9 million for the fourth quarter of 2024, an increase of 10.6%. Battery & Energy Products sales increased 15.1% to $45.9 million compared to $39.9 million last year. Organic sales for this segment, excluding the year-over-year timing impact of the Electrochem acquisition which occurred on October 31, 2024, increased 9.5%. The organic growth was primarily driven by a 39.6% increase in medical battery sales, a 20.4% increase in industrial and other commercial market sales and a 1.2% increase in government/defenses sales, partially offset by a 3.6% decrease in oil & gas market sales. Communications Systems sales decreased by 35.2% to $2.6 million compared to $4.0 million for the same period last year, primarily attributable to the timing of expected orders. Our total backlog exiting the fourth quarter was $110.2 million compared to $90.3 million reported for the third quarter.

Gross profit was $12.1 million, or 24.9% of revenue, compared to $10.6 million, or 24.2% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 25.1%, compared to 23.4% last year, primarily due to product mix and higher factory cost absorption. Communications Systems gross margin was 19.9% compared to 31.9% last year, primarily due to lower factory volume and product mix.

Operating expenses were $22.7 million, compared to $9.1 million for the fourth quarter of 2024, reflecting the intangible asset impairment charge of $12.2 million, the inclusion of Electrochem for the full 2025 quarter and one-time non-recurring costs of $1.1 million primarily related to the transition of Electrochem to Ultralife systems and litigation expenses incurred for our cyber insurance claim. Excluding the impairment charge, operating expenses were 21.6% of revenue compared to 20.8% of revenue for the year-earlier period.

Operating (loss) income was ($10.6) million compared to $1.5 million last year, driven by the intangible asset impairment charge and the 35.2% decline in Communications Systems sales.

Other income (expense) was $0.4 million primarily comprised of interest expense from the financing of our Electrochem acquisition more than offset by our expected $1.4 million refundable tax credit for certain qualifying battery cells and packs we manufacture under the 45X Advanced Manufacturing Production Tax Credit, established by the Inflation Reduction Act and running through 2032. This compares to ($1.0) million for the year-earlier period primarily reflecting the acquisition financing.

Net (loss) income attributable to Ultralife Corporation was ($7.4) million or ($0.45) per basic and diluted share on a GAAP basis which includes ($9.4) million for the intangible asset impairment charge net of the related tax benefit or ($0.57) per share, compared to $0.2 million or $0.01 per basic and diluted share for the fourth quarter of 2024.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense and one-time acquisition and other non-recurring costs and non-cash purchase accounting adjustments, was $5.7 million for the fourth quarter of 2025, or 11.7% of sales, compared to $3.9 million, or 8.9% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $17.3 million or 9.0% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net (loss) income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we require participants dialing in by phone to pre-register using this link prior to the call: https://register-conf.media-server.com/register/BIf9df949a927a4356820e8cfb1becccdc. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations Section of the Company’s website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash	$9,345	$6,854
Trade Accounts Receivable, Net	33,948	29,370
Inventories, Net	54,008	51,363
Prepaid Expenses and Other Current Assets	8,500	9,573
Total Current Assets	105,801	97,160

Property, Plant and Equipment, Net	40,397	40,485
Goodwill	45,376	45,006
Other Intangible Assets, Net	10,933	24,557
Deferred Income Taxes, Net	10,494	8,413
Other Non-Current Assets	3,911	4,830
Total Assets	$216,912	$220,451

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$17,423	$14,160
Current Portion of Long-Term Debt	4,125	2,750
Accrued Compensation and Related Benefits	2,754	2,911
Accrued Expenses and Other Current Liabilities	13,031	9,470
Total Current Liabilities	37,333	29,291
Long-Term Debt, Net	45,526	51,502
Deferred Income Taxes	1,000	1,443
Other Non-Current Liabilities	2,919	4,028
Total Liabilities	86,778	86,264

Shareholders' Equity:
Common Stock	2,109	2,107
Capital in Excess of Par Value	192,859	191,828
Accumulated Deficit	(40,340)	(34,442)
Accumulated Other Comprehensive Loss	(3,141)	(4,006)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	129,995	133,995
Non-Controlling Interest	139	192
Total Shareholders’ Equity	130,134	134,187

Total Liabilities and Shareholders' Equity	$216,912	$220,451

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
Revenues:
Battery & Energy Products	$45,908	$39,880	$178,042	$144,081
Communications Systems	2,573	3,972	13,117	20,375
Total Revenues	48,481	43,852	191,159	164,456

Cost of Products Sold:
Battery & Energy Products	34,363	30,549	135,402	107,764
Communications Systems	2,062	2,704	9,736	14,378
Total Cost of Products Sold	36,425	33,253	145,138	122,142

Gross Profit	12,056	10,599	46,021	42,314

Operating Expenses:
Research and Development	2,821	2,415	10,398	8,268
Selling, General and Administrative	7,660	6,710	29,344	24,081
Intangible Asset Impairment	12,181	-	12,181	-
Total Operating Expenses	22,662	9,125	51,923	32,349

Operating (Loss) Income	(10,606)	1,474	(5,902)	9,965

Other Income (Expense)	400	(979)	(2,496)	(1,664)
(Loss) Income Before Income Taxes	(10,206)	495	(8,398)	8,301

Income Tax (Benefit) Provision	(2,753)	262	(2,447)	1,892

Net (Loss) Income	(7,453)	233	(5,951)	6,409

Net (Loss) Income Attributable to Non-Controlling Interest	(31)	39	(53)	97

Net (Loss) Income Attributable to Ultralife Corporation	$(7,422)	$194	$ $(5,898)	$6,312

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(.45)	$.01	$(.35)	$.38

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.45)	$.01	$(.35)	$.38

Weighted Average Shares Outstanding – Basic	16,654	16,629	16,642	16,555

Weighted Average Shares Outstanding – Diluted	16,654	16,762	16,642	16,767

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net (loss) income attributable to Ultralife Corporation before net interest expense, (benefit) provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net (loss) income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net (loss) income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net (Loss) Income Attributable to Ultralife Corporation	$(7,422)	$194	$(5,898)	$6,312
Adjustments:
Interest Expense, Net	937	829	3,953	1,940
Income Tax (Benefit) Provision	(2,753)	262	(2,447)	1,892
Depreciation Expense	1,015	831	3,981	3,125
Amortization Expense	292	348	1,518	1,032
Stock-Based Compensation Expense	12,181	-	12,181	-
Severance and Other Costs for Plant Closure	-	-	641	-
Acquisition and Other Non-Recurring Costs	1,188	1,111	2,300	1,361
Non-Cash Purchase Accounting Adjustment	-	120	120	120
Adjusted EBITDA	$5,675	$3,903	$17,284	$16,480

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

Alliance Advisors IR

Jody Burfening

(212) 838-3777

jburfening@allianceadvisors.com